Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 8, 2013 with respect to the statement of revenues and certain expenses of the 36th Street Portfolio for the year ended December 31, 2011, which is included in American Realty Capital New York Recovery REIT, Inc.’s Current Report on Form 8-K/A filed on February 8, 2013, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 26, 2013